[LOGO] ISC                                News Release
                                           www.iscmotorsports.com
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ISC Announces Feasibility Study of Meadowlands Sports Complex as Site for
Motorsports Facility

     DAYTONA BEACH, Fla. (Jan. 14, 2000) -- International Speedway
Corporation (ISC), a motorsports entertainment company, through its wholly-owned subsidiary New York International Speedway Corporation (NYISC), announced today that it has reached an agreement with the New Jersey Sports and Exposition Authority to conduct a feasibility study to potentially develop a motorsports facility at the Meadowlands Sports Complex in East Rutherford, N.J.
     "In 1999, we announced our desire to explore a site for a major motorsports facility in the New York metro area, " stated Jim France, President, ISC. "As part of the development process, we are undertaking an in-depth study to determine the feasability and scope of this project at the Meadowlands. This is the next step in an extensive process to hopefully bring major motorsports entertainment to the metro area."
     Based in Daytona Beach, Fla., ISC currently promotes more than 100 events annually.
     ISC owns and/or operates 11 major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan Speedway located outside Detroit, Michigan; California Speedway near Los Angeles, California; Homestead-Miami Speedway in Florida; Phoenix International Raceway in Arizona; Richmond International Raceway in Virginia; Darlington Raceway in South Carolina; North Carolina Speedway in Rockingham, North Carolina; Watkins Glen International in New York, and Nazareth Speedway in Pennsylvania. Other track interests include the operation of Tucson (Arizona) Raceway Park..
     The Meadowlands Sports Complex located five miles west of the Lincoln Tunnel is the site of Giants Stadium, Continental Airlines Arena and Meadowlands Racetrack. It is home to six professional sports franchises (Giants, Jets, Devils, Nets, Metrostars, Red Dogs) horse racing, college athletics, concerts and family shows.
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Media Contacts:     ISC                 NJSEA
                    David Talley        John Samerjan
                    904-947-6693        201-842-5010